Exhibit 99.1

Battery Future Acquisition Corp. Announces Pricing of Upsized $300 Million Initial Public Offering

MIAMI, FL – December 14, 2021 – Battery Future Acquisition Corp. (the “Company”) today announced the pricing of its initial public offering of 30,000,000 units at a price of $10.00 per unit. The units are expected to be listed on the New York Stock Exchange (the “NYSE”) and trade under the ticker symbol “BFAC.U” beginning on December 15, 2021. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the NYSE under the symbols “BFAC” and “BFAC.WS,” respectively. The offering is expected to close on December 17, 2021, subject to customary closing conditions.

The Company is a blank check company whose business purpose is to effect a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry or geographic region (excluding China), the Company intends to focus its search on industries spearheading the shift from fossil fuels to electrification, including companies in the battery value chain from the mine site to end user to after-life battery and component recycling.

Cantor Fitzgerald & Co. is acting as the sole bookrunner, and Roth Capital Partners is acting as the co-manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 4,500,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on December 14, 2021. The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from Cantor Fitzgerald & Co., 499 Park Avenue, 5th Floor, New York, New York 10022, Attn: Capital Markets, or by email at prospectus@cantor.com. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Battery Future Acquisition Corp.

(347) 417-4062

Media Contacts:

Gasthalter & Co.

Jonathan Gasthalter/Kevin FitzGerald

(212) 257-4170